Exagen Inc. Reports Fourth Quarter and Full Year 2021 Results

Six Quarterly Records: AVISE® CTD Volume, Testing Revenue, Testing Gross Margin, Testing Gross Margin Percent, Adopters, and Ordering Healthcare Providers

March 22, 2022

SAN DIEGO – Exagen Inc. (Nasdaq: XGN), a leading provider of autoimmune testing solutions, today reported financial results for the fourth quarter and full year ended December 31, 2021.
Recent Highlights:
•Record total revenue of $48.3 million for the year ended December 31, 2021, and total revenue of $12.7 million for the fourth quarter of 2021. Record AVISE® CTD, including AVISE® Lupus, revenue of $39.2 million for the year ended December 31, 2021, a 34.1% increase over 2020, and revenue of $10.4 million for the fourth quarter of 2021, a 21.2% increase over the fourth quarter of 2020.
•Record 128,246 flagship AVISE® CTD tests, including AVISE® Lupus, for the full year 2021, and a record 34,147 tests for the fourth quarter of 2021. Since the launch of AVISE® CTD in 2012 and through 2021, we have delivered over 615,000 of these tests.
•Record number of ordering healthcare providers totaling 2,126 in the fourth quarter of 2021, including a record of 739 adopters, and sequential quarterly retention rate of approximately 99% among adopting healthcare providers from the prior quarter.
•Record full year 2021 gross margin of $27.7 million, with a gross margin percent of 57.4%, and gross margin of $7.8 million for the fourth quarter of 2021, with a gross margin percent of 61.1%. Record full year 2021 testing gross margin of $26.5 million, with a record testing gross margin percent of 56.3% (testing gross margin represents the gross margin for our tests and excludes the effect of the Janssen Agreement), and record testing gross margin of $7.6 million for the fourth quarter of 2021, with a record testing gross margin of 60.5%.
•Acquired exclusive worldwide license for technology utilized in the development for AVISE® RADR (Rheumatoid Arthritis Drug Response) platform for to enable precision medicine in rheumatology.

“2021 was another record-breaking year for Exagen as we continue to show our sustainable success in delivering autoimmune testing solutions. I'm very proud of our team for continuing to drive toward commercial excellence, building a robust pipeline, and adding additional payors; all with the mission of being a patient focused, discovery driven organization," said Ron Rocca, President and Chief Executive

Officer of Exagen. "We are excited for 2022, and are proud to announce adding coverage and an in-network agreement with WellCare and Centene Health Plans, which includes over 22 million lives. We now have payor agreements for over 91 million in-network lives. We look forward to continued success and development of our pipeline products, including our AVISE® RADR platform."

Fourth Quarter 2021 Financial Results
Revenue for the three months ended December 31, 2021 and 2020 was $12.7 million. Testing revenue was $12.5 million for the fourth quarter of 2021, a 14.2% year-over-year increase, driven by record testing volumes in AVISE® CTD, including AVISE® Lupus. Our revenue resulting from the Janssen Agreement contributed $0.2 million in the fourth quarter of 2021, compared to $1.7 million in the fourth quarter of 2020. Gross margin was 61.1% in the fourth quarter of 2021 compared to 65.8% in the fourth quarter of 2020, driven by the decrease in revenue resulting from the Janssen Agreement. Testing gross margin was 60.5% in the fourth quarter of 2021 compared to 60.4% in the fourth quarter of 2020.
Operating expenses were $18.9 million in the fourth quarter of 2021, compared with $15.4 million in the fourth quarter of 2020, due to increases in employee related expenses from headcount growth, including stock-based compensation, cost of revenue due to the increase in testing volumes and research and development expenses.
For the fourth quarter of 2021, net loss was $7.1 million, compared to a net loss of $3.5 million for the fourth quarter of 2020.
Cash and cash equivalents were approximately $99.4 million as of December 31, 2021.
Full Year 2021 Financial Results
Revenue for the full year of 2021 was $48.3 million, compared with $42.0 million for the full year of 2020. Testing revenue increased to $47.1 million, a 27.8% year-over-year increase, driven by record testing volumes in AVISE® CTD, including AVISE® Lupus. Our revenue resulting from the Janssen Agreement contributed $1.2 million for the full year 2021. Gross margin was 57.4% for the full year of 2021 and testing gross margin was 56.3% for the full year of 2021.
Operating expenses were $72.4 million for the full year of 2021, compared with $57.2 million for the full year of 2020, due to commercial and research and development investments.
For the full year of 2021, net loss was $26.9 million compared to a net loss of $16.7 million for the full year of 2020.
2022 Guidance
For the full year 2022, Exagen expects revenue to be in the range of $51 million to $53 million.
Conference Call
A conference call to review fourth quarter and year-ended 2021 financial results and to provide a business update is scheduled for today March 22, 2022 at 4:30 PM Eastern Time (1:30 PM Pacific Time). Interested parties may access the conference call by dialing (877) 407-3982 (U.S.) or (201) 493-6780 (international). Additionally, a link to a live webcast of the call will be available in the Investor Relations section of Exagen's website at investors.exagen.com.

Participants are asked to join a few minutes prior to the call to register for the event. A replay of the conference call will be available until Tuesday, March 29, 2022 at 11:59 PM Eastern Time (8:59 PM Pacific Time). Interested parties may access the replay by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (international) using passcode 13727619. A link to the replay of the webcast will also be available in the investor relations section of Exagen's website.
About Exagen
Exagen is dedicated to transforming the care continuum for patients suffering from debilitating and chronic autoimmune diseases by enabling timely differential diagnosis and optimizing therapeutic intervention. Exagen has developed and is commercializing a portfolio of innovative testing products under its AVISE® brand, several of which are based on our proprietary Cell-Bound Complement Activation Products, or CB-CAPs, technology. Exagen’s goal is to enable providers to improve care for patients through the differential diagnosis, prognosis and monitoring of complex autoimmune and autoimmune-related diseases, including rheumatoid arthritis and lupus. For further information please visit www.Exagen.com.
Forward Looking Statements
Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Exagen’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: Exagen's goals and strategies; the potential utility and effectiveness of Exagen's services and testing solutions that are currently available or in its development pipeline; the ability of the company to secure wider reimbursement for its tests; the expected impact and results of further investments in our business and collaborations; Exagen's future potential growth and ability to continue or sustain success; and the 2022 guidance. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: the COVID-19 pandemic may continue to adversely affect our business, financial condition and results of operations, including as a result of shutdowns of our facilities and operations as well as those of our suppliers and courier services, impeding patient movement and interruptions to healthcare services causing a decrease in test volumes, disruptions to the supply chain of material needed for our tests, our sales and commercialization activities and our ability to receive specimens and perform or deliver the results from our tests, delays in reimbursement and coverage decisions from Medicare and third-party payors and in interactions with regulatory authorities, and delays in ongoing and planned clinical trials involving our tests; the company’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products and promoted therapeutics among rheumatologists, patients, third-party payors and others in the medical community; the company’s ability to successfully execute on its business strategies, including its strategy of integrating the promotion of its existing and future proprietary testing products with the promotion of therapeutics; third-party payors not providing coverage and adequate reimbursement for the company’s testing products or promoted therapeutics; the company’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting the company’s business; and other risks described in Exagen’s prior press releases and Exagen’s filings with the Securities and Exchange Commission ("SEC"), including under the heading “Risk Factors” in Exagen’s Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
CONTACTS:
Investor Relations
Exagen Inc.
Ryan Douglas
rdouglas@exagen.com
760.560.1525

Company
Exagen Inc.
Kamal Adawi, Chief Financial Officer
kadawi@exagen.com
760.477.5514

Exagen Inc.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)
Revenue	$12,689	$12,668	$48,299	$41,975
Operating expenses:
Costs of revenue	4,939	4,335	20,588	16,559
Selling, general and administrative expenses	11,802	9,929	44,541	37,033
Research and development expenses	2,202	1,165	7,237	3,568
Total operating expenses	18,943	15,429	72,366	57,160
Loss from operations	(6,254)	(2,761)	(24,067)	(15,185)
Interest expense	(639)	(652)	(2,625)	(2,565)
Other income, net	15	(1)	16	984
Loss before income taxes	(6,878)	(3,414)	(26,676)	(16,766)
Income tax (expense) benefit	(175)	(39)	(175)	79
Net loss	$(7,053)	$(3,453)	$(26,851)	$(16,687)
Net loss per share, basic and diluted	$(0.42)	$(0.27)	$(1.68)	$(1.32)
Weighted-average number of shares used to compute net loss per share, basic and diluted	16,969,614	12,652,202	15,972,256	12,632,780

Exagen Inc.
Condensed Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$99,442	$57,448
Accounts receivable, net	9,654	8,910
Prepaid expenses and other current assets	3,638	4,159
Total current assets	112,734	70,517
Property and equipment, net	4,772	2,102
Goodwill	5,506	5,506
Other assets	433	250
Total assets	$123,445	$78,375
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,492	$3,014
Accrued and other current liabilities	6,826	5,757
Total current liabilities	9,318	8,771
Borrowings-non-current portion, net of discounts and debt issuance costs	27,478	26,659
Deferred tax liabilities	306	158
Other non-current liabilities	1,407	948
Total liabilities	38,509	36,536
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued or outstanding at December 31, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized at December 31, 2021 and December 31, 2020; 16,164,994 and 12,652,308 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	16	13
Additional paid-in capital	293,060	223,115
Accumulated deficit	(208,140)	(181,289)
Total stockholders' equity	84,936	41,839
Total liabilities and stockholders' equity	$123,445	$78,375